Exhibit 99.2

AT THE COMPANY

Hilary Ginsberg, Co-Director of Corporate Communications

Brenda Abuaf, Co-Director of Corporate Communications

(800) 831-4826

CHARTERMAC ANNOUNCES MANAGEMENT CHANGES

New York, NY – November 8, 2005 – CharterMac (the “Company”) (AMEX: CHC) today announced that Stuart J. Boesky will step down as Chief Executive Officer and member of the Board of Trustees of the Company, effective November 15, 2005. The Board of Trustees has appointed Stephen M. Ross, who is currently the Chairman of CharterMac, as the interim Chief Executive Officer and has begun a search to find a replacement for Mr. Boesky.

“After nearly twenty years of dedication to CharterMac, including the last five years as Chief Executive Officer, Stuart has decided that at this juncture of his life, he would like to pursue other opportunities,” said Stephen M. Ross, Chairman of CharterMac. “Stuart has made an extraordinary contribution to CharterMac and has been the key architect of most of the successes that our Company has experienced over the past two decades. Since we listed on the American Stock Exchange in 1997, Stuart’s goal for the Company was to establish CharterMac as a dominant force in the real estate finance industry, and it is clear that he accomplished this. During his tenure as CEO, the Company’s assets under management more than doubled, our market capitalization more than tripled and there is no doubt that CharterMac has cemented its reputation as a driving force in our industry. Having achieved all of this, Stuart has decided that it was the right time in his career to explore other initiatives. He will stay on as a consultant for a period of one year to ensure a smooth transition. It has been a privilege to work with Stuart, and we wish him all of the best.”

“It has been an honor to have played a key role in building CharterMac into one the nation’s leading real estate finance companies,” said Mr. Boesky. “With the operating platform that we have amassed over the last eight years, the Company is well positioned for continued growth and success. Given all that this Company has accomplished, I felt it was the right time in my career for me to tackle some new challenges and opportunities. I will miss my close collaboration with the other members of our executive management team, but I leave knowing that the talent at this Company runs deep, and CharterMac will continue to prosper. ”

“We are quite fortunate that CharterMac has very strong bench strength,” continued Mr. Ross. “Marc Schnitzer, our President and Alan Hirmes, our Chief Financial Officer will assume several of Stuart’s responsibilities and will continue to manage the day-to-day operations of our Company. Marc and Alan have each been with CharterMac and its predecessors for over twenty years, and worked in tandem with Stuart. The Board and I are extremely confident that this transition will be seamless to our clients, our shareholders and our employees. As we move forward, we will continue to build upon the entrepreneurial culture that Stuart worked so hard to create at CharterMac.”

The Board of Trustees has begun a search for a new Chief Executive Officer and will review both internal and external candidates. During the search, Stephen M. Ross will act as interim Chief Executive Officer. Mr. Ross founded CharterMac’s predecessor in 1972 and has been Chairman of CharterMac since the Company listed on the American Stock Exchange in 1997. Mr. Ross is one of the nation’s foremost real estate developers and is the Chairman and founder of The Related Companies, LP, which currently holds an approximately 13% ownership interest in CharterMac. The Related Companies is a fully integrated real estate firm with divisions specializing in development, acquisitions, financial services, and property management. In the thirty-three years since launching Related, Mr. Ross has assembled a team of over 1,500 professionals who oversee a real estate portfolio valued in excess of $12 billion. Mr. Ross graduated from The University of Michigan with a Bachelor’s degree in Business Administration and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from the New York University School of Law. Based on a substantial gift in 2004, the University of Michigan renamed its Business School the “Stephen M. Ross School of Business at The University of Michigan.”

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Corporate Communications Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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